EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Thomas M. Buonaiuto
Executive Vice President &
Chief Financial Officer
(845) 365-4615

UNION STATE BANK’S PARENT COMPANY, U.S.B. HOLDING CO., INC.,
DECLARES QUARTERLY CASH DIVIDEND OF FIFTEEN CENTS
PER SHARE AND SETS RECORD DATE FOR ANNUAL STOCKHOLDERS’ MEETING

Orangeburg, NY, February 20, 2007 - Thomas E. Hales, Chairman of the Board and Chief Executive Officer of U.S.B. Holding Co., Inc. (the “Company”) (NYSE: UBH), parent company of Union State Bank (the “Bank”), is pleased to announce that on February 17, 2007, the Board of Directors of the Company declared a quarterly common stock cash dividend of fifteen cents ($0.15) per share. The dividend will be paid on April 16, 2007 to stockholders of record on March 30, 2007.

Mr. Hales commented that, “The Company’s quarterly common stock cash dividend can be attributed to the Company’s consistent profitability and strong capital position. The Company remains in a strong financial position to continue providing steady returns to our stockholders.”

The Board of Directors of the Company also established the close of business on April 18, 2007 as the record date for the 2007 Annual Stockholders’ Meeting. The Annual Meeting will be held at the Holiday Inn, Suffern, New York, on May 23, 2007 at 10:00 a.m. local time.

The Company operates through its banking subsidiary, Union State Bank, a commercial bank with 30 branches, of which 28 are located in Rockland, Westchester, and Orange Counties, New York, and one branch each in Stamford, Connecticut, and New York City, New York. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. Further information on Union State Bank can be found at www.unionstate.com.

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